Exhibit 10.31

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of this 25th day of July, 2000 is by and between Navigant International, Inc., a Delaware corporation (the “Company”), and John S. Coffman (“Employee”).

RECITALS

The Company and the Employee executed an Employment Agreement effective June 22, 1998 (the “Prior Agreement”).

The Company desires to continue to employ Employee and to have the benefit of his skills and services, and Employee desires to continue employment with the Company.

The Company and the Employee wish to amend and restate the Prior Agreement on the terms and conditions set forth herein, so that this Amended and Restated Employment Agreement (the “Agreement”) supersedes the Prior Agreement and becomes the sole agreement between the Company and the Employee regarding the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

AGREEMENTS

1. Employment; Term. The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing until this Agreement is terminated as provided herein (the “Term”).

2. Position and Duties. The Company hereby employs Employee as Vice President and Corporate Controller. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a Vice President and Corporate Controller of the Company or as otherwise specified by the Chief Financial Officer of the Company, or the Board of Directors of the Company (the “Board”). Employee will report directly to the Chief Financial Officer of the Company, the Board, or as otherwise directed by the Board. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company.

3. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

(a) Base Salary. Effective on the date hereof, the base salary payable to Employee shall be $150,000.00 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly. Employee’s base salary shall be reviewed at least annually and may be increased at any time and from time to time as the Company shall deem to be consistent with increases in base salary awarded in ordinary course of business to other key executives of the Company. Employee’s base salary shall not be reduced after any such increase, except as part of, and in an amount not greater proportionately than, any across-the-board cut in the pay of other key executives of the Company.

(b) Annual Bonus. In addition to base salary, Employee shall be awarded, for each calendar year during the term of this Agreement, an annual bonus in cash, either pursuant to the Company’s incentive bonus plan or otherwise.

(c) Perquisites, Benefits, and Other Compensation. During the Term, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board. In addition, the Employee shall be entitled to receive the following:

(i) Automobile Allowance and Expense Reimbursement. The Employee shall be afforded an allowance in the sum of $500.00 per month for expenses incurred by Employee in using an automobile in connection with his employment hereunder. The Company also shall pay or reimburse to the Employee the reasonable costs of operating and maintaining such automobile, including all insurance, taxes, maintenance, operation and parking costs.

(ii) Dues, Membership Fees, Financial Planning Assistance, and the like. The Company shall reimburse the Employee for expenses, which in the reasonable judgment of the Employee will assist the Employee in the performance of the Employee’s job, such as club dues, membership fees, financial planning or tax assistance, and the like, incurred by the Employee during the Term. Such reimbursement, however, shall be limited to $2,500.00 on an annual basis.

4. Expense Reimbursement. The Company shall reimburse Employee for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, as well as applicable federal and state tax record keeping requirements.

5. Place of Performance. Employee understands that he may be requested by the Company to relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or a change in duties and responsibilities. In such event, if Employee agrees to relocate, the Company will provide Employee with a relocation allowance, in an amount determined by the Company, to assist Employee in covering the costs of moving himself, his immediate family, and their personal property and effects. The total amount and types of costs to be covered shall be determined by the Company, in light of prevailing Company policy at the time. In the alternative, the Employee may decline the relocation, and may terminate this Agreement. Such termination will be deemed, however, to be a Termination without cause by the Company, and the provisions of Section 6(d) below shall apply.

6. Termination: Rights on Termination. This Agreement may be terminated in any one of the following ways:

(a) Death. The death of Employee shall immediately terminate this Agreement, and only those amounts that are payable at termination under Section 6(f) shall be payable to the Employee’s estate.

(b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full-time basis for a period of four (4) consecutive months, or for a total of four (4) months in any six (6) month period, then thirty (30) days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee’s employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. If Employee’s employment is terminated as a result of Employee’s disability, the Company shall continue to pay Employee his base salary at the then-current rate for one half of the Change of Control Period set forth in Section 6(e)(i)(B), and the Company will, during such period also pay the Employee’s annual bonus (or such annual bonus as determined by a formula at least as advantageous to Employee, taking into account any changes in the capital structure and business organization of the Company taking place after such termination, as the formula applicable to the Employee during the year immediately prior to the termination date). During such period, the Company will also provide for the continuation of the Employee’s health, dental and other medical benefits, or substantially similar benefits if the identical benefits are not available. (The Company shall have met its obligation to continue such benefits if it makes the requisite premium payments under COBRA, or if it makes the premium payments for substantially similar insurance purchased by the Employee.) Payments of base salary and health, dental and other benefits shall be made in accordance with the Company’s regular payroll cycle, while payments of annual bonuses shall be made in accordance with the Company’s past practice. Following such termination the Employee shall cease to be eligible to participate in the Company’s 401(k) plans, and shall cease to accrue paid time off under the Company’s “PTO Policy.”

(c) Termination by the Company “For Cause.” The Company may terminate the Term promptly after written notice to Employee “for cause,” which shall be: (i) Employee’s material breach of this Agreement, which breach is not cured within fifteen (15) days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee’s gross negligence in the performance of his duties hereunder, intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company’s policies and procedures, which actions continue for a period of at least ten (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, and that in the judgment of the Company materially and adversely affects the operations or reputation of the Company; (iv) Employee’s conviction of a felony or other crime involving moral turpitude; or

(v) Employee’s abuse of alcohol or drugs (legal or illegal) that, in the Company’s judgment, materially impairs Employee’s ability to perform his duties hereunder. In the event of termination for cause under this Section 6(c), only those amounts that are payable at termination under Section 6(f) shall be payable to the Employee.

(d) Without Cause. At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee’s employment, effective thirty (30) days after written notice is provided to the Employee. Employee shall receive from the Company his base salary at the then-current rate for one half of the Change of Control Period set forth in Section 6(e)(i)(B), and the Company will, during such period also pay the Employee’s annual bonus (or such annual bonus as determined by a formula at least as advantageous to Employee, taking into account any changes in the capital structure and business organization of the Company taking place after such termination, as the formula applicable to the Employee during the year immediately prior to the termination date). During such period, the Company will also provide for the continuation of the Employee’s health, dental and other medical benefits, or substantially similar benefits if the identical benefits are not available. (The Company shall have met its obligation to continue such benefits if it makes the requisite premium payments under COBRA, or if it makes the premium payments for substantially similar insurance purchased by the Employee.) Payments of base salary and health, dental and other benefits shall be made in accordance with the Company’s regular payroll cycle, while payments of annual bonuses shall be made in accordance with the Company’s past practice. Following such termination the Employee shall cease to be eligible to participate in the Company’s 401(k) plans, and shall cease to accrue paid time off under the Company’s “PTO Policy.”

(e) Change of Control.

(i) Definitions: For the purposes of this Section:

(A) “Effective Date” is the date on which a Change of Control occurs. If the Employee’s employment is terminated by the Company prior to the date on which a Change of Control occurs, and the Employee can reasonably demonstrate that such termination by the Company was in contemplation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall also mean the day on which a Change of Control occurs.

(B) “Change of Control Period” is the period commencing on the Effective Date and ending on the second anniversary of such date.

(C) “Change of Control” shall mean:

(1) The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) other than the Company or any of its wholly-owned subsidiaries, or any employee benefit plan of the Company and/or any of its wholly-owned subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of the Continuing Directors (as defined below); or

(2) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a Continuing Directors; or

(3) Approval by the stockholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by three-quarters of the Continuing Directors; or

(4) Any other event that a majority of the Continuing Directors in its sole discretion shall determine constitutes a Change of Control.

(ii) Termination upon a Change of Control. Following, or in conjunction with, a Change of Control, the Company may terminate this Agreement upon thirty (30) days written notice to the Employee. Following a Change of Control, and for one year after the Effective Date, the Employee may elect to terminate this Agreement; provided that the Employee shall have the right to terminate this Agreement only if, as a result of the Change of Control, the Employee’s title, job responsibility, job location, base pay, benefits, or any of them individually are changed to the detriment of the Employee, as determined in the reasonable judgment of the Employee.

(iii) Payments after Termination. Upon a termination under the provisions of this Section 6(e), the Company shall continue to pay Employee his base salary at the then-current rate throughout for the Change of Control Period, and the Company will, during such period also pay the Employee’s annual bonus (or such annual bonus as determined by a formula at least as advantageous to Employee, taking into account any changes in the capital structure and business organization of the Company taking place after such termination, as the formula applicable to the Employee during the year immediately prior to the termination date). During such period, the Company will also provide for the continuation of the Employee’s health, dental and other medical benefits, or substantially similar benefits if the identical benefits are not available. (The Company shall have met its obligation to continue such benefits if it makes the requisite premium payments under COBRA, or if it makes the premium payments for substantially similar insurance purchased by the Employee.) Payments of base salary and health, dental and other benefits shall be made in accordance with the Company’s regular payroll cycle, while payments of annual bonuses shall be made in accordance with the Company’s past practice. Following such termination, the Employee shall cease to be eligible to participate in the Company’s 401(k) plans, and shall cease to accrue paid time off under the Company’s “PTO Policy.”

(f) Payment at Termination. Upon termination of Employee’s employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 6. All other rights and obligations of the Company, and Employee under this Agreement shall cease as of the effective date of termination, except that the obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

(g) Certain Additional Payments by the Company.

(i) Gross-up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon such payment or distribution.

(ii) Determination of Gross-up. Subject to the provisions of subsection (iii) of this Section 6(g), all determinations required to be made under this Section 6(g), including whether a Gross-up Payment is required and the amount of such Gross-up Payment, shall be made by an accounting firm satisfactory to the Company and Employee (“Accounting Firm”). The Accounting Firm shall make such determination and provide detailed supporting calculations to both the Company and Employee within fifteen (15) business days after it is requested to do so. The initial Gross-up Payment, if any, shall be paid to Employee within five (5) business days after the Company’s receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that he has legal authority satisfying the criteria set forth in Treasury Regulation Section 1.6661-3 or similar successor provisions not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Employee.

(iii) Dispute of Tax Claim. Employee shall notify the Company in writing of any proposed assessment or proposed adjustment by the Internal Revenue Service (“IRS”) pursuant to an audit of Employee’s federal income tax return or otherwise, that, if successful, would require the payment by the Company of a Gross-up Payment (hereafter referred to as a “Claim”). Such notice shall be given as soon as practicable but no later than ten (10) business days after the earlier of (i) the receipt by Employee of a written notice of proposed adjustment from the

IRS or (ii) the receipt by Employee of a statutory notice of deficiency. Such notice by Employee to the Company shall include (i) notice of the amount of the proposed assessment or proposed adjustment which relates to the Claim and the taxable year or years in which the Claim arises, (ii) the general nature of the Claim and (iii) all relevant written reports of the examining agent relating to the Claim. Within thirty (30) days of (i) the receipt by Employee of a final assessment or (ii) the execution by Employee and the IRS of a closing agreement, with respect to any tax year of Employee in which a Claim has been raised, pursuant to which Employee is required to pay any amount with respect to the Claim, Employee shall provide the Company and the Accounting Firm with a copy of such assessment or agreement, together with supporting documents sufficient to determine the amount of such tax liability that was attributable to the Claim. The Accounting Firm shall determine the amount of the Gross-up Payment under this Agreement due to such tax liability and the Company will make such Gross-up Payment to Employee within five (5) business days after its receipt of such determination.

(g) Vesting of Stock Options and Stock Awards upon Termination. All of Employee’s stock options and other stock awards will be fully vested, provided, however, that if Employee may not become so vested in such stock options or become entitled to delivery of such stock awards under the terms of the applicable plans, the Company shall pay Employee as soon as practicable after the date of termination the cash equivalent of the Fair Market Value of such stock on the date of termination, or, in case of options, the spread between the option price and the Fair Market Value of the shares subject thereto on the date of termination. As used herein, “Fair Market Value” of the Company’s stock on any given date shall be the mean between the high and low sales prices per share of such stock on the NASDAQ National Market on such date (or if no sales of such stock were made on such date, the mean between the high and low sales prices on the NASDAQ National Market on the next preceding date on which sales were made on such market).

(h) No Setoff; Cooperation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or actions which the Company may have against Employee or others, or subject to reduction or recapture if the Employee secures other employment after this Agreement has been terminated during the Change of Control Period. Notwithstanding anything to the contrary contained herein, payment of any amount provided in this Section 6, including the continuation of benefits, is conditional upon the Employee cooperating reasonably with the Company in connection with all matters relating to Employee’s employment with the Company and upon Employee saying nothing derogatory about the Company or its businesses or personnel.

7. Restriction on Competition.

(a) During the Term, and thereafter for the Restricted Period (as defined below), Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company’s or its Affiliates’ (as defined below) travel agency business, including the development, manufacture, marketing and transfer, whether by sale or license, of software for travel businesses (collectively, the “Travel Business”), within 100 miles of any location where the Company or its Affiliates conducts the Travel Business (the “Territory”);

(ii) call upon any Person who is, at that time, within the Territory an employee of the Travel Business for the purpose or with the intent of enticing such employee away from or out of the employ of the Travel Business;

(iii) call upon any Person who is or that is, at that time, or has been, within one year prior to that time, a customer of the Travel Business within the Territory for the purpose of soliciting or selling products or services in direct competition with the Travel Business within the Territory.

(iv) As used herein, “Restricted Period” shall mean a period equal to the time during which Employee is receiving payments from the Company under Section 6; except that “Restricted Period” shall mean two years if this Agreement is terminated: (y) by the Company “for cause;” and (z) by the Employee for any reason.

(v) As used herein, “Affiliate” shall mean any company controlling, controlled by, or under common control with, the Company.

(b) Notwithstanding anything contained in this Section 7 to the contrary, the foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one (1%) percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

(c) It is further agreed that, in the event that Employee shall cease to be employed by the Company or its Affiliates and enters into a business or pursues other activities that, at such time, are not in competition with the Travel Business, Employee shall not be chargeable with a violation of this Section 7 if the Company or its Affiliates subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee’s new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or its Affiliates of such breach, Employee ceases the prohibited actions.

(d) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination. If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above.

(e) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by its Affiliates or the Company of such covenants; provided, however, that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon thirty (30) days’ prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 7. It is specifically agreed that the period of stated at the beginning of this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

(f) Employee has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its Affiliates, and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its Affiliates throughout the term of these covenants.

8. Confidential Information. Employee hereby agrees to hold in strict confidence and not to disclose to any third-party any of the valuable, confidential and proprietary business, financial, technical, economic, sales or other types of proprietary business information relating to the Company and its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and its Affiliates because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company’s and its Affiliates’ business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

9. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company or its Affiliates and that Employee conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as “works for hire.” Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

10. Return of Company Property. Promptly upon termination of Employee’s employment by the Company for any reason or no reason, Employee or Employee’s personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, its Affiliates or their respective representatives, vendors, or customers that pertain to the business of the Company or its Affiliates, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or its Affiliates. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or its Affiliates, as the case may be, and be subject at all times to their discretion and control.

11. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with an Affiliate, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the “Company” in this Agreement shall be deemed to refer to such new employer. If the Company is merged with or into an Affiliate, such action shall not be considered to cause an assignment of this Agreement, and the surviving or successor entity shall become the beneficiary of this Agreement and all references to the “Company” shall be deemed to refer to such surviving or successor entity. It is intended that all Affiliates will be a third-party beneficiary of the rights of the Company under this Agreement. No other Person shall be a third-party beneficiary.

12. Complete Agreement; Waiver; Amendment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

13. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Navigant International, Inc. 84 Inverness Circle East Englewood, CO 80112 Attn.: Chief Executive Officer

With a copy to:	Navigant International, Inc. 84 Inverness Circle East Englewood, CO 80112 Attn.: General Counsel

To Employee:	John S. Coffman[***]

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

14. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company and/or NII as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

16. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 15 above, from any court of competent jurisdiction, without the need to resort to arbitration.

17. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Colorado, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NAVIGANT INTERNATIONAL, INC.

By:	/s/ Edward S. Adams

Edward S. Adams, Chief Executive Officer

EMPLOYEE:

/s/ John S. Coffman

John S. Coffman

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